EXHIBIT 12.1

COMPUTATION OF EARNINGS TO FIXED CHARGES

	InSight (Predecessor)					InSight Holdings
												Pro Forma
					Period from							For Fiscal
					July 1 to							Year Ended
	Fiscal Years Ended June 30,				October 17,	Fiscal Years Ended June 30,						June 30,
	2000		2001		2001	2002		2003		2004		2004
Earnings:
Pretax income (loss) from continuing operations	$8,320		$16,425		$(6,748)	$9		$8,188		$2,924		$2,102
Fixed charges	25,601		28,757		7,888	35,979		40,191		43,799		47,290
Distributions received from unconsolidated partnerships	450		970		134	965		1,009		2,054		2,054
Less-Equity in earnings of unconsolidated partnerships	817		971		382	437		1,744		2,181		2,181

Total earnings	$33,554		$45,181		$892	$36,516		$47,644		$46,596		$49,265

Fixed Charges:
Interest expense	$19,379		$24,315		$6,536	$32,856		$7,738		$40,936		$43,683
Interest factor of rental expense	6,222		4,442		1,352	3,123		2,453		2,863		3,607

Total fixed charges	$25,601		$28,757		$7,888	$35,979		$40,191		$43,799		$47,290

Ratio of Earnings to Fixed Charges	1.3	x	1.6	x	—	1.0	x	1.2	x	1.1	x	1.0	x